Mark C. Lee

Tel (916)442-1111

Fax (916) 448-1709

leema@gtlaw.com

September 11, 2012

Board of Directors

Stevia Corp.

7117 US 31 S,

Indianapolis, IN 46227

Re:	Opinion of Counsel for Registration Statement on Form S-1

To Whom It May Concern:

We act as counsel to Stevia Corp., a Nevada corporation (the “Company”), in connection with the registration of (i) $20 million worth of shares of the Company’s common stock (the “Southridge Shares”), (ii) 1,066,667 shares of the Company’s common stock (the “Purchase Shares”) and (iii) 1,066,667 shares of the Company’s common stock issuable upon exercise of outstanding warrants (the “Warrant Shares”, and together with the Southridge Shares and the Purchase Shares, collectively, the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), such Southridge Shares being issuable upon delivery of a put notice from the Company pursuant to the terms and conditions of that certain Equity Purchase Agreement, dated January 26, 2012, by and between the Company and Southridge Partners II, LP (the “Equity Purchase Agreement”), such Purchase Shares having been issued pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated August 1, 2012, by and between the Company and the purchasers identified therein (the “Securities Purchase Agreement”), and such Warrant Shares being issuable pursuant to the form of Common Stock Purchase Warrant attached to the Securities Purchase Agreement as Exhibit C (the “Warrant”), each as further described in the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed under the Securities Act.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Board of Directors

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of California.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the offers and sales of the Shares will be made in compliance with the Equity Purchase Agreement, the Securities Purchase Agreement and the Warrant, as applicable, we are of the opinion that the Shares, when issued pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP